Exhibit 99.1

Battalion Oil Corporation Announces
Acceptance of Compliance Plan by NYSE American

HOUSTON, Texas, Aug. 25, 2025 (GLOBE NEWSWIRE) – Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced that it received notice from the NYSE American LLC confirming acceptance of the Company’s Plan to regain compliance with its continued listing standards, including granting a Plan period through November 30, 2026, for the Company to execute its compliance strategy.

As previously disclosed in the Company’s Current Report on Form 8-K filed on June 2, 2025, Battalion received a notice from the NYSE American indicating noncompliance with the continued listing standards set forth in Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide. In response, the Company submitted a detailed plan to regain compliance, which was accepted on August 19, 2025.

During the Plan period, NYSE American staff will monitor the Company’s progress. If Battalion fails to make progress consistent with the plan, the NYSE American may initiate delisting procedures, regardless of the Company’s listing status at that time.

The Company’s common stock will continue to be listed on the NYSE American under the symbol “BATL,” pursuant to an exception, and remains subject to compliance with all other applicable listing requirements.

Management Comments

“We appreciate the NYSE American’s acceptance of our compliance plan and the opportunity to demonstrate our commitment to restoring compliance,” said Matt Steele, Chief Executive Officer of Battalion Oil Corporation. “Our team is focused on executing the plan with discipline and urgency, while continuing to strengthen our operations and financial position. We remain confident in our long-term strategy and are committed to delivering value to our shareholders.”

While the Company is committed to regaining compliance, there can be no assurance that it will be successful within the Plan period. Future developments may also impact the Company’s ability to meet continued listing standards or comply with other NYSE American requirements.

Forward Looking Statements

This press release includes forward-looking statements as defined by U.S. securities laws. These statements are not historical facts and often include words like “expects,” “believes,” “plans,” “estimates,” “may,” “will,” or similar expressions. They cover topics such as future production, financial condition, capital spending, and strategic plans. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ significantly. Key risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission (SEC), available at www.sec.gov or on the Company’s website at www.battalionoil.com. Readers are cautioned not to rely too heavily on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to update these statements in light of new information or future events.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION
Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com